Exhibit 10.4(c)

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

Amendment to Amended & Restated Air Services Agreement

This Amendment (the “Amendment”) dated October 28, 2003, amends the Amended and Restated Air Services Agreement dated as of June 12, 2002, between AMR Corporation (“AMR”) and Chautauqua Airlines, Inc. (“Contractor”), as previously amended by the Side Letter dated March 26, 2003, and            (as amended, the “Air Services Agreement”).

WHEREAS, AMR and Contractor have entered into the Air Services Agreement; and

WHEREAS, AMR and Contractor desire to further amend certain provisions of the Air Services Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, AMR and Contractor hereby agree as follows:

1.             The provisions of this Amendment shall be effective as of July 1, 2003.

2.             Section 7.02(k)(1) of the Air Services Agreement shall be amended by replacing such provision with the following:

“(1) such notice may not be given prior to September 30, 2008,”

3.             Beginning on the April 1, 2004 escalation, Schedule E-4 of the Air Services Agreement shall be amended by replacing such schedule with the following:

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.  THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“SCHEDULE E-4 - ESCALATION PERCENT

The escalation percent as computed below (the “Escalation Percent” or “EP”) shall be applied to the Block Hour rates and Revenue Passenger stipend rates in Schedules E-1a and E-1b.  The first escalation adjustment shall be made effective April 1, 2002, and shall be computed based upon the change (expressed as a percent) from the March 2000 CPI index of 171.2.  Thereafter, beginning on April 1, 2004, the escalation adjustment shall be made effective April 1 of each year and shall be computed based upon the published report of CPI released during the immediately preceding March.  The escalation adjustment shall be used to adjust the rates for the fiscal year beginning that April 1st by applying the EP to the rates in effect for the prior year.  The escalation percent shall be computed as follows:

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4.             Exhibit F of the Air Services Agreement shall be amended by deleting section 3.B.(1)(c) and replacing it with the following:

“(c)         On the 25th day, or the next business day AA shall pay Contractor [*] of the estimated Block Hour charge for the current month, plus (ii) the reconciliation of the prior month’s Block Hour charges and prior month’s passenger stipend, as detailed below, plus (iii) any amounts due Contractor for Freight and Small Package shipments under Section 6 of Exhibit F below, minus (iv) the amount of any Rebate Credit calculated in accordance with Section 3.F.(1) of this Exhibit F.

AA may offset amounts due AA by Contractor against the prior month’s reconciled amounts identified in Section 1.C above.”

5.             Exhibit F of the Air Services Agreement shall be amended by adding a new section 3.F as follows:

“F.           (1)           Provided that neither AA nor AMR (a) is in breach of any material obligation to Contractor under this Agreement, or (b) has terminated or provided Contractor with any notice of termination of this Agreement (including, without limitation, any notice of a motion or pleading seeking authority to terminate this Agreement) (collectively, a “Termination Notice”), during the period that

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Contractor continues in accordance with the terms hereof to provide Feeder Air Service to AA and/or AMR, Contractor agrees to provide a special monthly rebate to AA in the amount which is the lesser of (a) [*], or (b) [*] (the “Rebate”).  Contractor shall hold [*] of the Rebates until March 31, 2004.  Thereafter, each month Contractor shall credit to AA [*] of the monthly Rebate with the remainder held by Contractor until Contractor has accumulated the equivalent of [*] of Rebates at [*] value.  Thereafter, each month Contractor shall credit to AA as provided in Section 3.B.(1)(c) of this Exhibit F the Rebate. Both parties agree that effective April 1, 2004, that the Passenger Stipend and Rebate shall not be subject to EP adjustments.

(2)           The [*] of Rebates at [*] value held by Contractor under subsection (1) above, in an amount not to exceed [*] (the “Reserved Rebates”) shall be held by Contractor as collateral to secure the continuing performance of AA and AMR under this Agreement.  Contractor shall have a first priority lien and security interest in the Reserved Rebates, but shall not be required to segregate the Reserved Rebates.  In the event AA or AMR breaches any payment obligation to Contractor, Contractor shall be allowed immediately, without prior notice to AA or AMR, to apply all or a portion of the Reserved Rebates as a credit against its damages for such breach, and within [*] after the receipt of notice of such application, AA shall be obligated to make a payment to Contractor in the amount so applied, which shall be held by Contractor as a Reserved Rebate.  In the event AA or AMR terminates this Agreement or provides any Termination Notice other than as permitted under Section 7.02 of the Agreement, Contractor shall be allowed immediately, without prior notice to AA or AMR to apply the full amount of the Reserves Rebates as a partial credit against its damages resulting from such termination.

(3)           At such time as AMR has achieved Positive Operating Cash Flow (as defined herein) for 3 quarters out of any rolling 4 quarter period and the Chief Financial Officer of AA has certified in writing such performance to Contractor, Contractor shall, within [*] after the receipt of such notice, provided that neither AMR nor AA is a debtor in a proceeding under Title 11 of the United States Code at such time, release the [*] of the Reserved Rebates, less any amounts credited or applied by Contractor under subsection (2) above, and pay the amount released from such Reserved Rebates to AA.  At such time as AMR has achieved 4 consecutive quarters of Positive Operating Cash Flow,  Contractor will release the remaining balance of the Reserved Rebates, and pay the amount released from such Reserved Rebates to AA.  For purposes of this provision Positive Operating Cash Flow shall mean (a) net earnings, plus (b) depreciation and amortization, plus (c) deferred taxes, plus or minus as the case may be (d) positive or negative changes in receivables, inventories, and other current assets,  plus or minus as the case may be (e) positive or negative changes in accounts payable and accrued liabilities, plus or minus as the case may be (f) positive or negative changes to air traffic liability, plus or minus as the case may be (g) positive or negative changes in other liabilities and deferred credits, minus (h) required principal payments,

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minus (i) non-financed capital expenditures, in each case as reflected on either AMR’s audited financial statements or AMR’s unaudited quarterly financial statements that are filed with the SEC.  Regardless of AMR’s operating cash flow performance, Contractor shall release any remaining Reserved Rebates to AMR on September 30, 2008, provided that prior to September 30, 2008 neither AA nor AMR has (a) breached this Agreement or (b) terminated this Agreement or provided any Termination Notice other than as permitted under Section 7.02 of the Agreement.”

7.             Except as amended hereby, the Air Services Agreement remains unchanged in all other respects.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

CHAUTAUQUA AIRLINES, INC.			AMR CORPORATION

By:	/s/	Bryan K. Bedford	By:	/s/	Charles D. MarLett
Name:		Bryan K. Bedford	Name:		Charles D. MarLett
Title:		President	Title:		Corporate Secretary